Exhibit 99.1

Summit Financial Services Group Announces Results for the Three- and Six-Months Ended June 30, 2010

Summit Financial Services Group, Inc. (OTC Bulletin Board: SFNS - News) announced financial results for the three- and six month-periods ended June 30, 2010. For the three month period ended June 30, 2010 (the “2010 Quarter”), the Company reported revenues of approximately $15.2 million, which represented an increase of approximately $5.0 million, or approximately 50%, from the approximately $10.2 million in revenues reported for the three month period ended June 30, 2009 (the “2009 Quarter”). For the 2010 Quarter, the Company reported net income of approximately $295,000, or an increase of approximately 230% from net income of approximately $89,000 reported for the 2009 Quarter.

For the six month period ended June 30, 2010 (the “2010 Period”), the Company reported revenues of approximately $30.3 million, which represented an increase of approximately $12.0 million, or approximately 66%, from the approximately $18.3 million in revenues reported for the six months ended June 30, 2009 (the “2009 Period”). For the 2010 Period, the Company reported net income of approximately $159,000, compared with approximately $3,000 reported for the 2009 Period.

Marshall Leeds, the Company’s Chairman, Chief Executive Officer and President, stated: “we believe that our revenue growth in 2010 when compared with 2009 was largely attributable to both our success in recruiting some of the finest advisors in the industry, as well as an overall improvement in investor confidence. Additionally, we are pleased to report not only higher net income for both the three- and six-month periods, but higher EBITDA as well. For the three-month period, the Company generated EBITDA of approximately $767,000, as adjusted, and approximately $1,393,000, as adjusted, for the six month period.” Mr. Leeds continued: “We believe that these accomplishments were made possible by the hard work and dedication of our financial advisors, their staffs and our home office associates.”

The Company is a Florida-based financial services holding company that provides, through its operating subsidiary, Summit Brokerage Services, Inc. (“Summit Brokerage”), a broad range of securities brokerage and investment services to primarily individual investors. Summit Brokerage also sells insurance products, predominantly fixed and variable annuities and life insurance through its subsidiary, SBS Insurance Agency of Florida. Summit Brokerage also provides asset management services through its investment advisor, Summit Financial Group, Inc.

Summit Brokerage is registered with the Securities and Exchange Commission (SEC), and is a member of FINRA (f/k/a NASD), the Municipal Securities Rule Making Board, and the National Futures Association. The Company currently offers its services through a network of approximately 315 registered representatives, and its business plan is focused primarily on increasing its network of affiliated registered representatives through recruitment as well as by acquisitions.

The following table presents a reconciliation of EBITDA, as adjusted, to net income as reported:

		Three Months Ended June 30,		Six Months Ended June 30,
		2010	2009	2010	2009
Net Income as reported		$294,949	$89,421	$159,069	$3,299
Add:	Depreciation	43,753	18,242	92,428	37,553
	Amortization – notes	104,483	58,403	220,393	98,434
	Non-cash compensation	131,332	98,764	585,835	252,964
	Income tax expense	192,520	—	335,520	—

		$767,037	$264,830	$1,393,245	$392,250

Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for non-cash compensation expense is a key metric the Company uses in evaluating its financial performance. EBITDA is considered a non-GAAP financial measure as defined by Regulation G, promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in monitoring and evaluating its financial performance on a consistent basis across various periods, as well as for purposes of, analyzing and evaluating financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not part of its core operations, or do not involve a cash outlay, such as stock-related compensation. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

Summit Financial Services Group, Inc.

Condensed Consolidated Statements of Income

Quarter Ended June 30, 2010

	For The Three Months Ended June 30,
	2010	2009
	(Unaudited)	(Unaudited)
Revenues
Commissions	$14,631,425	$9,743,970
Interest and dividends	355,887	322,733
Other	233,788	133,545

	15,221,100	10,200,248

Expenses
Commissions and clearing costs	12,504,508	8,180,070
Employee compensation and benefits	1,438,533	1,146,344
Occupancy and equipment	195,830	154,533
Communications	69,164	99,905
Depreciation and amortization	43,753	18,242
Other operating expenses	481,843	511,733

	14,733,631	10,110,827

Income before income taxes	487,469	89,421

Provision for income taxes	192,520	—

Net income	$294,949	$89,421

Basic income per common share	$0.01	$0.00

Diluted income per common share	$0.01	$0.00

Weighted average common shares outstanding:
Basic	25,920,288	25,458,634

Diluted	30,247,462	29,996,406

Summit Financial Services Group, Inc.

Condensed Consolidated Statements of Income

Six Months Ended June 30, 2010

	For the Six Months Ended June 30,
	2010	2009
	(Unaudited)	(Unaudited)
Revenues
Commissions	$29,151,542	$17,414,460
Interest and dividends	694,982	623,909
Other	433,835	239,887

	30,280,359	18,278,256

Expenses
Commissions and clearing costs	24,995,101	14,428,861
Employee compensation and benefits	3,157,792	2,338,673
Occupancy and equipment	410,685	310,310
Communications	171,693	212,800
Depreciation and amortization	92,428	37,553
Other operating expenses	958,071	946,760

	29,785,770	18,274,957

Income before income taxes	494,589	3,299

Provision for income taxes	335,520	—

Net income	$159,069	$3,299

Basic income per common share	$0.01	$0.00

Diluted income per common share	$0.01	$0.00

Weighted average common shares outstanding:
Basic	25,834,100	24,458,634

Diluted	28,882,954	30,186,254

“Forward-looking” Statements

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, investor confidence and the performance of the securities markets, and the availability of suitable candidates for the Company’s acquisition or recruitment.

For additional investor relations information, contact Summit Financial Services Group, Inc., Boca Raton, Florida - Steven C. Jacobs, CFO, 561-338-2600.

CONTACT: Steven C. Jacobs, CFO of Summit Financial Services Group, Inc., +1-561-338-2600